THIRD LEASE MODIFICATION AGREEMENT

THIS THIRD LEASE MODIFICATION AGREEMENT (this "Agreement") is made and entered into as of the Effective Date (as defined below), by and between PACIFIC REALTY ASSOCIATES, L.P., a Delaware limited partnership ("Landlord"), and CALYPTE BIOMEDICAL CORPORATION, a Delaware corporation ("Tenant").

RECITALS

A. Landlord and Tenant are parties to that certain Lease dated as of October 13, 2009 (as amended by Letter Agreement dated September 20, 2010, First Lease Modification Agreement dated January 4, 2011 and Second Lease Modification Agreement dated March 12, 2012, the "Lease") for certain premises consisting of approximately 4,741 square feet of office space located in Building B of Oregon Business Park III at the address commonly known as 15875 S.W. 72nd Avenue, Portland, Oregon 97224, which premises are more particularly described in the Lease and defined therein as the "Premises."

B. Landlord and Tenant desire to extend the Lease Term and to modify the Lease as set forth below in this Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and of the mutual agreement of the parties hereto to the terms and conditions hereinafter contained, Landlord and Tenant agree as follows:

1. Effective Date; Incorporation; Capitalized Terms.

Notwithstanding any provisions to the contrary contained herein, the provisions of this Agreement shall be effective on that date as of which both Landlord and Tenant have executed this Agreement as shown next to the respective signatures below (the "Effective Date"). The provisions of the Recitals set forth above are hereby incorporated into the body of this Agreement. Capitalized terms used in this Agreement and not defined shall be deemed to have the same meaning ascribed to them in the Lease.

2. Extension of Lease Term.

The Lease Term is hereby extended for the period commencing June 1, 2014 and continuing through and including May 31, 2016 (the "Second Extended Term") on the same terms and conditions as the Lease, as modified by this Agreement. As so extended, the Lease Term shall expire on May 31, 2016.

3. Base Rent.

Base Rent for the Second Extended Term shall be according to the following schedule:

Period of Time	Monthly Base Rent
June 1, 2014 through May 31, 2015	$7,140.00
June 1, 2015 through May 31, 2016	$7,283.00

4. Condition of Premises.

Tenant accepts the Premises for the Second Extended Term in its "AS IS" condition and acknowledges that Landlord shall not be obligated to provide or pay for any improvements or alterations to the Premises.

5. Real Estate Brokers; Finders.

Each party represents that it has not had dealings with any real estate broker, finder or other person with respect to this Agreement in any manner. Each party shall indemnify, defend, protect and hold the other party harmless for, from against and regarding all claims, costs,

demands, actions, liabilities, losses and expenses (including the reasonable attorneys' fees of counsel chosen by the other party) arising out of or resulting from any claims that may be asserted against such other party by any broker, finder or other person with whom the party bearing the indemnity obligation has or purportedly has dealt. Each party's respective obligations pursuant to the foregoing indemnity shall survive the expiration or earlier termination of the Lease.

6. Warranty of Authority.

The person(s) executing this Agreement on behalf of Tenant warrant(s) to Landlord that Tenant is a valid and existing corporation or other relevant entity, that Tenant has all right and authority to enter into this Agreement, and that each and every person signing on behalf of Tenant is authorized to do so. The person executing this Agreement on behalf of Landlord warrants to Tenant that Landlord is a valid and existing corporation or other relevant entity, that Landlord has all right and authority to enter into this Agreement, and that the person signing on behalf of Landlord is authorized to do so.

7. Ratification.

Except as otherwise modified by this Agreement, the Lease is hereby ratified and affirmed and remains in full force and effect.

8. Counterparts; Delivery by Facsimile or Electronic Mail.

This Agreement may be executed in counterparts, each of which will be considered an original and all of which together will constitute one and the same agreement. This Agreement or any counterpart may be executed and delivered by facsimile or by electronic mail in pdf format and such signatures shall be binding upon the party delivering the same as if they were originals, with an executed original hard copy to follow by overnight courier or U.S. Mail at the request of any party hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the respective dates set opposite their signatures below, but this Agreement on behalf of such party shall be deemed to have been dated as of the Effective Date.

LANDLORD:

PACIFIC REALTY ASSOCIATES, L.P.,
a Delaware limited partnership

By: PacTrust Realty, Inc.,
a Delaware corporation, its General Partner

Date: May 8, 2014 By: [signature]
David G. Hicks, Vice President

TENANT:

CALYPTE BIOMEDICAL CORPORATION,
a Delaware corporation

Date: 24 April, 2014 By: [signature]
Printed Name: Kartlos Edilashvili CFO
Its: ______